Exhibit 1.4

CERTIFICATE OF CONTINUATION BUSINESS CORPORATIONS ACT Number: C1254461 I Hereby Certify that New Found Gold Corp., has continued into British Columbia from the Jurisdiction of ONTARIO, under the Business Corporations Act, with the name NEW FOUND GOLD CORP. on June 23, 2020 at 03:39 PM Pacific Time. ELECTRONIC CERTIFICATE Issued under my hand at Victoria, British Columbia On June 23, 2020 CAROL PREST Registrar of Companies Province of British Columbia Canada